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Sexson Benjamin <benjamin.sexson@gmail.com>

Additional Information About Your Indication of Interest in Monogram Orthopaedics

StartEngine <community@startengine.com>
Reply-To: StartEngine <community@startengine.com>
To: benjamin.sexson@gmail.com

Tue, Dec 22, 2020 at 5:20 PM

start engine

Thank you for your interest in Monogram Orthopaedics.

Hi Benjamin,

We are sending you a second email about your reservation of $250.80 in Monogram Orthopaedics in order to provide some additional legal information that you should be aware of following making your non-binding reservation.

To learn more about Monogrom Orthopaedics, please **click here** to view their offering circular.

MONOGRAM ORTHOPAEDICS, INC. IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC.

YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM

https://www.sec.gov/Archives/edgar/data/1769759/000110465920114633/